Exhibit 10.2

REAL ESTATE PURCHASE AGREEMENT

This REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and between ASTRO MACHINE LLC, a Delaware limited liability company (“Purchaser”), and SELAK REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership (“Seller”), effective as of the 4th day of August, 2022 (the “Effective Date”).

RECITALS

WHEREAS, Seller owns the “Property” (defined in Paragraph 1 below); and

WHEREAS, Purchaser and GSND Holding Corporation, an Illinois corporation are parties to that certain Equity Interest Purchase Agreement (the “Equity Interest Purchase Agreement”) dated August 4, 2022, pursuant to which Purchaser is purchasing all of the issued and outstanding equity of Astro Machine LLC (“Astro Machine”); and

WHEREAS, Astro Machine and Seller have been operating pursuant to the terms of that certain Lease Extension Agreement effective December 1, 2017 by and between Astro Machine and Seller (the “Company Lease”); and

WHEREAS, in connection with the transactions under the Equity Interest Purchase Agreement, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Property, upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Property to be Sold and Purchased. Upon and subject to the terms, covenants and conditions hereinafter set forth, Seller shall sell and convey to Purchaser and Purchaser shall purchase and acquire from Seller, on the Date of Closing (as hereinafter defined) all right, title and interest of Seller in and to the following described property (collectively referred to as the “Property”):

1.1 Land. The real property commonly known as 630 Lively Boulevard, Elk Grove Village, Illinois 60007, being legally described on Exhibit A, attached hereto and incorporated herein by this reference, together with all right, title and interest of Seller in and to all easements, rights of way, privileges and appurtenances belonging or appertaining to such real property (hereinafter collectively referred to as the “Land”).

1.2 Improvements. All buildings, permanent fixtures and improvements of every kind and nature and description and presently situated or hereinafter erected on, in, or under the Land (hereinafter, the foregoing are collectively referred to as the “Improvements”). The Land and Improvements are hereinafter collectively referred to as the “Real Property.”

1.3 Warranties. All unexpired warranties, guaranties and bonds, including without limitation, contractors’ and manufacturers’ warranties or guaranties relating to the Real Property, to the extent assignable (the “Warranties”).

1.4 Plans. All site plans, surveys, soil and substance studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, environmental assessment reports, engineering, structural or physical inspection reports, appraisals and other plans and studies of any kind, in Seller’s possession or control, relating to the Real Property (the “Plans”).

2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) The Purchase Price shall be paid to Seller after application of all credits, all adjustments and all prorations, and shall be payable to Seller by immediately available funds on the Date of Closing.

3. Seller’s Representations and Warranties. To Seller’s knowledge, Seller represents and warrants to Purchaser as a material inducement to Purchaser to enter into this Agreement and purchase the Property as follows:

3.1 Compliance. Seller has not received any currently unresolved written notice declaring that any current use or occupancy of the Property violates any applicable building, zoning, subdivision, health and safety laws or regulations and other land use requirements or any insurance requirements affecting the Property.

3.2 No Contracts. Except as described on Schedule 3.8 of this Agreement, there are no Contracts to which Seller is a party (including, but not limited to, maintenance, repair, operation, use, billboard, advertising, management, license, franchise, service, use, occupancy, provider, equipment, maintenance or other contracts) which shall be binding upon Purchaser or which shall run with the land or bind or affect any part of the Property after the Closing, unless Purchaser expressly consents thereto.

3.3 No Third Party Interests. Except as described on Schedule 3.9 of this Agreement, there is no option, contract or other agreement of any kind or nature with respect to the purchase, sale or lease of the Real Property, or any portion thereof.

3.4 FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

3.5 Lease Defaults. No default exists under the Company Lease or any condition which with the passage of time or notice would constitute a default under any such Company Lease; and, except for the termination contemplated at Section 4.2(d) herein, Seller has not received any notice or correspondence from Astro Machine or Astro Machine’s agents indicating Astro Machine’s desire, willingness or intent to amend, modify or terminate the Company Lease.

3.6 Authority of Seller. Seller is a limited partnership duly organized and existing and in current standing in the State of Illinois. Seller holds record title of the Property and has the full right and authority to enter into this Agreement and consummate the transactions contemplated hereby. All requisite action has been taken by Seller in connection with the execution of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby. Each of the persons signing this Agreement on behalf of Seller is authorized to do so and no third party consent is required for Seller to consummate the transaction contemplated hereunder.

3.7 Legal Matters. There is no pending or to Seller’s knowledge, threatened, action, suit, or proceeding, including without limitation, condemnation proceeding or building violation proceeding, affecting Seller or the Property by or before any court, municipal department, commissioner, board, bureau or agency; nor are there any pending or, to the best of Seller’s knowledge, presently contemplated public improvements in, about or outside the Property which will in any manner affect access to the Property.

3.8 Real Estate Taxes. There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year.

3.9 Hazardous Materials. Seller has not received any written notice that the Real Property violates any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions or any Hazardous Material (defined below) (“Environmental Laws”). To Seller’s knowledge, during Seller’s ownership of the Property there have not been any releases of Hazardous Materials on the Real Property in violation of Environmental Laws. “Hazardous Material” shall mean any substance, chemical, waste or other material that is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law, including (i) under CERCLA (42 U.S.C. §§9601 et seq.), RCRA (42 U.S.C. §§6901 et seq.), and any regulation, order, rule or requirement adopted thereunder, and (ii) any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by product” material as defined in the Atomic Energy Act of 1985, 42 U.S.C. §§3011 et seq.

3.10 Storage Tanks. To the best of Seller’s knowledge, no underground storage tanks are present on the Property and no such tanks were previously removed.

3.11 Information. All information delivered to Purchaser pursuant to this Agreement, is true and complete as of the date delivered; provided, however, Purchaser makes no representation or warranty with respect to any information created or issued by third parties.

4. Closing.

4.1 Time of Closing. The closing shall occur on the same date and at the same location as the closing contemplated under the Equity Interest Purchase Agreement (the “Closing Date,” “Date of Closing,” or “Closing”). The Closing shall occur at the office of Title Company and through a “New York style” closing escrow, into which Seller and Purchaser shall deposit all Closing documents and items specified in this Agreement. Neither party shall be obligated to physically attend the Closing.

4.2 Deliveries. At Closing, the parties shall make the following deliveries:

(a) Deed. Seller shall deliver to Purchaser a duly executed and acknowledged special warranty deed conveying the Real Property to Purchaser, subject to encumbrances noted on the Title Policy.

(b) Purchase Price. Purchaser shall pay to Seller the Purchase Price as provided in Paragraph 2, subject to the adjustments described in this Agreement.

(c) Title Policy. Seller shall cause First American Title Insurance Company, located at 833 East Michigan Street, Suite 550, Milwaukee WI 53202 (the “Title Company”) to issue at Closing, at Seller’s expense, an ALTA 2006 Owner’s Policy of title insurance (the “Title Policy”) in the full amount of the Purchase Price insuring Purchaser’s good and marketable title to the Real Property (expressly including all easements and appurtenances thereto). The Title Policy shall include, at Seller’s expense, a gap coverage endorsement.

(d) Termination of Lease. Seller and Purchaser shall execute at Closing a Lease Termination Agreement in which the Company Lease shall fully and forever expire and terminate as of the Closing Date, and the Seller, as Landlord, and Purchaser, as Tenant, shall be relieved of all obligations and liabilities under the Lease accruing on or after the Closing Date.

(e) Affidavit. Seller shall execute and deliver to Purchaser and Title Company an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code.

(f) Assignment. Seller and Purchaser shall execute an assignment, in the form and content reasonably acceptable to Purchaser and Seller, of all of Seller’s right, title and interest in and to the Warranties and Plans and shall deliver to Purchaser the originals of such Warranties and Plans in Seller’s possession, if any.

(g) Title Documents. Seller shall execute and deliver to the Title Company standard agreements, affidavits and statements concerning parties in possession of the Real Property or claims for mechanic’s or construction liens or broker’s liens, written on the Title Company’s standard forms.

(h) Code Compliance. Seller shall obtain and deliver to Purchaser at the Closing all municipal and other applicable governmental certifications and permits required in connection with Seller’s conveyance of the Real Property, if any.

(i) Authority of Seller. Seller shall deliver to Purchaser a copy of any and all documents reasonably required by the Title Company authorizing and approving the sale of the Property by Seller.

(j) Real Property Purchase Agreement. Purchaser and Seller shall execute this Agreement.

(k) Equity Interest Purchase Agreement. Purchaser shall deliver to Seller an executed copy of the Equity Interest Purchase Agreement.

(l) Bill of Sale. A bill of sale and assignment of the Personal Property owned by Seller, executed by Seller in favor of Purchaser in the form attached hereto as Exhibit B.

(m) Property Documents. Originals or copies of all Licenses and Other Rights, Warranties, Permits, Plans and Specifications, Other Information and Assumed Service Contracts in Seller’s possession (if any).

(n) Updated Representation Agreement. A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in this Agreement are true and correct to Seller’s knowledge in all respects as of the date of Closing.

(o) Water. Water certification from Elk Grove Village marked paid.

(p) Additional Documents. Seller and Purchaser shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

5. Prorations and Adjustments.

5.1 Taxes/Assessments. Seller shall promptly pay when due all real property taxes on the Property for all years prior to the year of Closing. Real property taxes shall be prorated at Closing based on the net general taxes for the current year, if known, otherwise on the basis of the net general taxes for the preceding year at the rate of one hundred five percent (105%) thereof. Seller shall pay at Closing the full amount of all special assessments due and owing on or prior to the Date of Closing for the Real Property.

5.2 Liens and Encumbrances. The amount of any mortgage, lien or other monetary encumbrance created by Seller then affecting the Property shall be paid in full by Seller at Closing.

5.3 Closing Costs. Seller shall pay the premium for the Title Policy with extended coverage required hereunder, all real estate transfer taxes, and all recording costs for the release of any of Seller’s mortgages. Any other endorsements on the Title Policy other than extended coverage, desired by Purchaser shall be paid by Purchaser at Purchaser’s sole cost and expense. Purchaser and Seller shall each pay one half of any escrow charges. Each party shall pay for its own attorney’s fees.

5.4 Settlement Statement. At the Closing, Seller and Purchaser shall execute a closing settlement statement to reflect the credits, prorations and adjustments contemplated by or provided for in this Agreement.

5.5 Post-Closing Adjustments. Seller shall pay promptly upon receipt any and all bills relating to the operation of the Property for periods prior to Closing.

6. Remedies. Time is of the essence with respect to each and all of the obligations hereunder. If either party materially breaches its obligations hereunder, the non breaching party shall be entitled to all remedies available at law or in equity arising from said breach including but not limited to the right to specific performance of this Agreement; provided, however, Buyer hereby waives actual and consequential damages relating to purchase of the Property except as may be afforded under the Equity Interest Purchase Agreement.

7. Possession. Exclusive physical possession of the Property shall be delivered to Purchaser on the Closing Date free from any tenants, leases or rights of occupancy. All keys, garage door openers, security fobs, alarm codes and the like in Seller’s possession or control shall be delivered to Purchaser at Closing.

8. Conditions to Obligation to Close.

8.1 Seller’s Condition. Seller’s obligation to close on the sale of the Property is subject to Purchaser’s representations and warranties being true and correct on the Closing Date and Purchaser having complied with all of its obligations hereunder.

8.2 Purchaser’s Condition. Purchaser’s obligation to close on the purchase of the Property is subject to Seller’s representations and warranties being true and correct on the Closing Date and Seller having complied with its obligations hereunder.

9. AS-IS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE EQUITY INTEREST PURCHASE AGREEMENT AND IN THE DOCUMENTS EXECUTED AT CLOSING, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES IN ANY WAY RESPECTING THE PROPERTY, OTHER THAN THE LIMITED WARRANTY OF TITLE IN THE SPECIAL WARRANTY DEED BY WHICH CONVEYANCE OF THE PROPERTY SHALL BE MADE; AND NO PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, ORAL OR WRITTEN, HAVE BEEN MADE BY SELLER IN ANY WAY CONCERNING OR WITH RESPECT TO: (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WATER, SOIL OR GEOLOGY; (II) THE COMPLIANCE OF THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY; (III) THE PHYSICAL CONDITION OF THE BUILDING AND OTHER IMPROVEMENTS LOCATED

ON THE PROPERTY OR ANY COMPONENT THEREOF; (IV) PRESENCE OR ABSENCE OF ANY FLOODPLAIN, WETLANDS OR ENVIRONMENTAL CORRIDOR; OR (V) COMPLIANCE OF THE PROPERTY WITH ANY ENVIRONMENTAL LAW. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WAS GIVEN FULL AND AMPLE OPPORTUNITY TO INSPECT THE PROPERTY AND TO HAVE THE PROPERTY INSPECTED BY PROFESSIONAL CONSULTANTS OF BUYER’S CHOICE AND AT BUYER’S EXPENSE, OR HEREBY WAIVES ITS RIGHTS THERETO, AND, TO THE EXTENT BUYER WAIVES THE CONTINGENCIES CONTAINED IN THE AGREEMENT, AND ELECTS TO PURCHASE THE PROPERTY, BUYER WILL BE DOING SO ENTIRELY IN RELIANCE UPON ITS OWN INVESTIGATIONS AND THOSE OF ITS PROFESSIONAL CONSULTANTS, IF ANY, AND NOT UPON ANY INFORMATION PROVIDED BY SELLER OR ANY PERSON, AGENT OR EMPLOYEE ACTING ON BEHALF OF SELLER, INCLUDING, WITHOUT LIMITATION, ANY PREVIOUSLY FURNISHED REAL ESTATE CONDITION REPORT. BUYER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED UNDER LAW, THE SALE OF THE PROPERTY IS MADE ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, AND THAT THE PURCHASE PRICE HAS BEEN NEGOTIATED TO REFLECT A SALE ON SUCH BASIS. THE AS-IS PROVISIONS OF THIS AGREEMENT SHALL SURVIVE CLOSING INDEFINITELY.

10. General Provisions.

10.1 Brokers. Each party represents and warrants to the other that there are no brokerage or finder’s fees or commission that are or may be due in connection with the transaction contemplated by this Agreement, except for those fees or commissions due pursuant to that certain Engagement Agreement dated as of September 1, 2021 by and between Astro Machine and Hanley, Hammill, Thomas, Inc., which commission fee shall be the sole responsibility of the Seller. Purchaser and Seller shall each indemnify, defend and hold the other party, and their respective members, agents, employees, representatives, successors and assigns, harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, reasonable attorneys’ fees) resulting from the breach by the indemnifying party of the representation and warranty set forth in the preceding sentence.

10.2 Patriot Act. Each party represents to the other that it is not listed on the specially designated nationals and blocked persons list maintained by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order or any other applicable orders.

10.3 Section 1031. Either party may elect to assign this Agreement to a qualified intermediary or third party to complete a like kind exchange of property in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended. Any such election shall be at no cost or liability to the other party. Should this Agreement become part of a Section 1031 transaction, the non-electing party may enforce any and all representations, warranties, covenants and other obligations of the electing party under this Agreement directly against the electing party.

10.4 Further Assurances. Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be required to carry out the intent and purposes of this Agreement.

10.5 Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Real Property. All prior negotiations between the parties are merged into this Agreement; and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.

10.6 Survival. All of the parties’ representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through the Closing, shall not be deemed merged into any instrument delivered at Closing, and shall survive Closing for a period of eighteen (18) months after Closing.

10.7 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

10.8 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois. Any county or state court in the county where the Property is located shall have exclusive jurisdiction to hear and determine any and all claims or disputes between Seller and Purchaser pertaining to or arising from this Agreement. Each of Seller and Purchaser waives trial by jury in any action, proceeding, or claim brought by it against the other party that pertains to or arises from this Agreement.

10.9 Notices. All notices, demands or other communications required or permitted to be given hereunder shall be in writing, and any and all such items shall be deemed to have been duly delivered upon personal delivery; or as of the immediately following business day after deposit with Federal Express or a similar overnight carrier service, addressed as follows; or as of the day when delivered if by facsimile or electronic mail to the numbers and addresses set forth below.

If to Purchaser:	Astro Machine Corporation
600 East Greenwich Avenue
West Warwick, RI 02893

With a copy to:	Rock Fusco & Connelly
Attn: Jay Rock
333 W. Wacker Dr, 19th Fl.
Chicago, IL 60606

If to Seller:	George Selak
21491 Meadowlark Drive
Kildeer, IL 60047

With a copy to:	Michael Best & Friedrich LLP
Attention: Peter Coffey 790 North Water Street, Suite 2500
Milwaukee, WI 53202

Any address or telecopy number fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Paragraph 7.9.

10.10 Headings. All headings used in this Agreement are for purposes of convenience and reference only, and shall not be construed as modifying or affecting the terms hereof.

10.11 Assignment. Purchaser may assign this Agreement, in whole or in part, without the consent of Seller upon notice to Seller provided that any assignee shall assume all obligations imposed on Purchaser as if the assignee were the original purchaser under this Agreement, and no such assignment shall release the assignor.

10.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns.

10.13 Counterparts/Facsimile. This Agreement may be executed in any number of counterparts and by facsimile copy or “PDF” copy delivered by electronic mail, each of which shall be deemed to be an original instrument and all of which taken together shall constitute a single instrument.

10.14 Capitalized Terms. Capitalized terms used herein shall have the meaning as defined in the Equity Interest Purchase Agreement, unless otherwise expressly defined herein.

10.15 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Real Estate Purchase Agreement as of the date first written above.

PURCHASER:

ASTRO MACHINE, LLC

By:	/s/ David S. Smith
Print Name: David S. Smith
Its: Authorized Signatory

SELLER:

SELAK REAL ESTATE LIMITED PARTNERSHIP

By:	/s/ George Selak
Print Name: George Selak
Its:	Authorized Person

Signature Page to Real Estate Purchase Agreement

EXHIBIT A

Legal Description of Land

EXHIBIT B

BILL OF SALE